Exhibit (e)(1)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made as of this 31st day of July, 2020, by and between ActiveShares ETF Trust (the “Company”), a Maryland statutory trust, on behalf of its series listed on Schedule A hereto (each a “Fund” and collectively, the “Funds”), and Legg Mason Investor Services, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the Company is registered as an investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares of beneficial interest (“Shares”) are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Company intends to create and redeem groups of Shares of each Fund identified on Schedule A hereto, on a continuous basis at their net asset value only in aggregations constituting Creation Units (as defined in the Registration Statement applicable to each Fund); and

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”); and

WHEREAS, the Company desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth herein, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

SECTION 1. APPOINTMENT

1.1 Appointment. The Company hereby appoints the Distributor as its distributor of Creation Units of the Funds and to provide such other services in accordance with the terms set forth in this Agreement. The Distributor hereby accepts such appointment and agrees to furnish the related services as set out in this Agreement.

SECTION 2. SOLICITATION OF SALES AND OTHER SERVICES

2.1 Solicitation of Sales. The Company grants to the Distributor the right to sell Creation Units of each Fund authorized for issue at a price based on the applicable net asset value, in accordance with the Prospectus of the applicable Fund, as agent and on behalf of the Company, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”). The Distributor agrees to hold itself available to receive and process orders for such Creation Units in the manner described in the Prospectus or as otherwise agreed between the Company and the Distributor from time to time. The Distributor agrees to use its best efforts to perform the services contemplated in this Agreement on a continuous basis. As used in this Agreement, the term, “Prospectus” means the registration statement of the applicable Fund, as amended or supplemented and currently in effect.

2.2 Transmission of Orders, Maintenance of Records. The Distributor will transmit promptly any orders received by the Distributor for the purchase or redemption of Shares in Creation Units to the transfer agent of the Company and maintain records of both orders placed with the Distributor and confirmation of acceptance furnished by the Distributor. In addition, the Distributor will maintain a record of the instructions given to the applicable Fund to implement the delivery of its Shares.

2.3 Other Services. Without limiting the foregoing, the Distributor will perform the additional services set forth herein, including those set forth in Schedule B attached hereto, as such Schedule B may be amended from time to time by the parties hereto.

SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1 Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants that:

(a) It is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b) this Agreement has been duly authorized by the board of trustees of the Company, including by the affirmative vote of a majority of the independent trustees of the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law);

(c) it shall perform all obligations identified in this Agreement as obligations of the Company, including, without limitation, providing the Distributor with all due diligence and marketing materials reasonably requested by the Distributor in good faith and within a timely manner;

(d) it is not a party to any, and there are no, pending or, to the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which would reasonably be expected to, individually or in the aggregate, have a material adverse effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets that would prohibit its ability to perform its obligations hereunder;

(e) it is registered with the SEC as an investment company under the 1940 Act, and each Fund is a separate series of the Company and has obtained all registrations required under applicable law to make a public offering of the Shares;

(f) it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism and other criminal activities including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, (collectively, the “USA PATRIOT Act”) and the applicable rules and regulations adopted by the U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC;

(g) it has an anti-money laundering program (“AML Program”) that, at minimum, includes (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; and (iii) appropriate record keeping procedures;

(h) each Prospectus, including all amendments and supplements thereto, has been prepared in material compliance with all applicable laws and regulations and, at the time it became effective, did not include an untrue statement of a material fact or omit to state a material fact that is necessary to be stated therein so as to make the statements contained in such Prospectus not misleading;

(i) it will notify the Distributor as soon as reasonably practical of any matter affecting the Company or the Funds which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment or supplement to the Prospectus;

(j) it will provide the Distributor with a copy of each Prospectus reasonably in advance of filing the same with an applicable regulatory body; and it will provide the Distributor with the opportunity to review and comment on each exemptive application or amendment thereto to which the Distributor is a party at least two weeks prior to filing the same with an applicable regulatory body;

(k) it shall make reasonable efforts to cooperate with requests from the Distributor for information relating to customers and/or transactions involving the Creation Units, as permitted by law, in order for the Distributor to comply with its regulatory obligations; and

(l) in the event the Company determines that it is in the interest of the Company to suspend or terminate the sale of any Creation Units, the Company shall promptly notify the Distributor of such fact in writing prior to the date on which the Company desires to cease offering the Creation Units.

3.2 Representations, Warranties and Covenants of Distributor. The Distributor hereby represents, warrants and covenants as follows:

(a) it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b) it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; and, this Agreement, when executed and delivered by the Distributor, will constitute a legal, valid and binding obligation of the Distributor, enforceable against the Distributor in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law);

(c) it is not a party to any, and there are no, pending or, to the Distributor’s knowledge, threatened Actions of any nature against it or its properties or assets which would reasonably be expected to, individually or in the aggregate, have a material adverse effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets that would prohibit its ability to perform its obligations hereunder;

(d) it is registered as a broker-dealer with the SEC under the 1934 Act;

(e) it is and will remain in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all applicable provisions of the 1940, the 1934 Act or the rules and regulations of any securities association registered under the 1934 Act and the rules and regulations adopted under the 1940 Act or 1934 Act, including without limitation any net capital requirements;

(f) it is a member of FINRA and will act in material compliance with all applicable FINRA or NASD Conduct Rules as they relate to the services of the Distributor performed pursuant to this Agreement;

(g) it shall not give any information or make any representations relating to the Company other than those contained in the current Prospectus of the Company filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Company for the Distributor’s use;

(h) it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism and other criminal activities including without limitation the USA PATRIOT Act and the applicable rules and regulations adopted by the U.S. Treasury Department, including OFAC, FinCEN and the SEC;

(i) it has an AML Program compliant in all material respects with the USA PATRIOT Act, as applicable to its business as a registered broker-dealer, that at minimum includes (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; and (iii) appropriate record keeping procedures;

(j) it will maintain compliance policies and procedures (a “Compliance Program”) reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services to the Company under this Agreement, to provide to the Company a certification to such effect no less than annually or as otherwise reasonably requested by the Company and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Company’s Chief Compliance Officer or Board with respect to the Distributor’s services to the Company under this Agreement.

(k) The Distributor is not, and will not, be affiliated with any Listing Exchange.

SECTION 4. REGISTRATION OF SHARES

4.1 Share Registration. The Company agrees that it will take all action necessary to register the Shares under the federal and, if required by applicable law, state securities laws so that there will be available for sale the number of Shares necessary in connection with the number of Creation Units the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Company will make the Prospectus available to the Distributor in electronic form. The Company agrees to list the Shares for trading on one or more Listing Exchanges and to maintain such listing at all times this Agreement remains in effect.

SECTION 5. AGREEMENTS WITH AUTHORIZED PARTICIPANTS

5.1 AP Agreements. The Distributor will enter into agreements in the form approved by the Company (each, an “Authorized Participant Agreement”) with authorized participants selected by the Company (subject to disqualification of such persons by the Company) for the creation and redemption of Creation Units of a Fund. Each authorized participant shall be a registered broker/dealer or other participant in the Continuous Net Settlement System of the National Securities Clearing Corporation, a clearing agency registered with the SEC or a participant in the system for book-entry of the Depository Trust Company.

SECTION 6. EXPENSES

6.1 Company Expenses. The Company shall be responsible for all fees and expenses in connection with its operations that are not otherwise paid directly or indirectly by Precidian Funds LLC (the “Adviser”) or its affiliates pursuant to separate agreements or undertakings. Unless otherwise paid by the Adviser or its affiliates, the Company shall be responsible for all fees and expenses (i) in connection with the preparation, setting in type and filing of any Prospectus under the 1933 Act for the issue of its Shares or Creation Units; (ii) in connection with the registration and qualification of Shares for sale in the various states in which the board of trustees of the Company will determine advisable to qualify such Shares for sale; (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders or authorized participants of the Company in their capacity as such; (iv) of preparing, setting in type, printing and mailing any Prospectus sent to existing shareholders or authorized participants; (v) in connection with the listing of the Shares on one or more Listing Exchanges; and (iv) in connection with responding to inquiries from regulatory bodies having jurisdiction over the Distributor or the Company to the extent such inquiries relate to the Company. The Company’s investment adviser or its affiliates may pay or reimburse any or all of the Company’s fees and expenses described in this Section 6.1 pursuant to a separate agreement or undertaking.

6.2 Distributor Expenses. The Distributor will pay all of its costs and expenses (other than expenses and costs deemed payable by the Company or the Funds and other than expenses which one or more authorized participants may bear pursuant to the Authorized Participant Agreement or any other agreement with Distributor) incurred by it in connection with the performance of its distribution duties hereunder.

SECTION 7. COMPENSATION

7.1 Compensation of Distributor. The Distributor shall be entitled to no compensation or reimbursement of expenses from the Company for the services provided by the Distributor pursuant to this Agreement so long as the Adviser or one of its affiliates is acting as investment adviser to the Company and the Distributor is receiving compensation from the Adviser or its affiliate related to its services hereunder or for additional services as may be agreed to between the Adviser and the Distributor. To the extent that the Company has provided notice to, or received notice from, the Adviser whereby the Adviser will no longer be acting as investment adviser for the Company, the Company shall promptly notify the Distributor and the Company agrees to pay for the services hereunder, at the rates agreed to by the Company and the Distributor, effective starting with the date of the Adviser’s termination. Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Company or the Adviser or its affiliates with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.

SECTION 8. INDEMNIFICATION

8.1 Indemnification of Distributor. The Company agrees to indemnify, defend and hold the Distributor, its officers, directors and employees and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers, directors and employees or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated or necessary to make the Prospectus not misleading, provided that in no event shall anything contained in this Agreement be construed so as to protect the Distributor or such other parties against any liability to the Company or its shareholders to which the Distributor or such other parties would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of the reckless disregard of their obligations and duties under this

Agreement, and further provided that, notwithstanding the foregoing, the Company shall not indemnify the Distributor or such other parties if such indemnification obligations arose, directly or indirectly, as a result of any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Company for use in the Prospectus or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Prospectus or necessary to make such information not misleading. The Distributor agrees that it shall look only to the assets of the applicable Fund, and not to any other series of the Company, for satisfaction of any obligation created by this paragraph or otherwise arising under this Agreement.

8.2 Indemnification of the Company. The Distributor agrees to indemnify, defend and hold the Company, its several officers and Board members, and any person who controls the Company within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Company, its officers or Board members, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, on account of any act of the Distributor or its directors, officers, employees or agents, constituting willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Company for use in the Prospectus or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Prospectus or necessary to make such information not misleading. As used in this paragraph, the term “employee” shall not include a corporate entity under contract to provide services to the Fund, or any employee of such a corporate entity, unless such person is otherwise an employee of the Company.

8.3 Indemnification Procedures.

(a) The Company, on behalf of each Fund, shall not indemnify any person pursuant to this Section 8 unless the court or other body before which the proceeding was brought has rendered a final decision on the merits that such person was not liable by reason of his or her willful misfeasance, bad faith or gross negligence in the performance of his or her duties, or his or her reckless disregard of any obligations and duties, under this Agreement (“disabling conduct”) or, in the absence of such a decision, a reasonable determination (based upon a review of the facts) that such person was not liable by reason of disabling conduct has been made by the vote of a majority of a quorum of the trustees of the Company who are neither “interested parties” (as defined in the 1940 Act) nor parties to the proceeding, or by independent legal counsel in a written opinion.

(b) The obligations of the indemnifying party under this Section 8 shall be in addition to any liability that the indemnifying party may otherwise have.

8.4 Consequential Damages. In no event and under no circumstances will either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement, even if such party had advanced notice thereof.

8.5 Limitation of Liability. The Distributor shall not be liable for any damages arising out of any act or omission to act by any prior service provider of any Fund or for any failure to discover any such error or omission.

SECTION 9. TERM AND TERMINATION

9.1 Effective Date and Continuance. This Agreement will be effective upon its execution, and, unless terminated as provided, will continue in force for two years and thereafter from year to year, provided that such annual continuance is approved by (i) either the vote of a majority of the trustees of the Company, or the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of those trustees of the Company who are not parties to this Agreement or the Company’s distribution plan(s), if any, or interested persons of any such party (“Qualified Director”), in each case meeting the requirements of the 1940 Act, the rules thereunder or any applicable exemption therefrom.

9.2 Termination. This Agreement may be terminated at any time without penalty by a vote of the trustees of the Company; by vote of a majority of the outstanding voting securities of the Company; or by the Distributor upon not less than sixty days prior written notice to the other party; and shall automatically terminate upon its assignment. As used in this Section 9 the terms, “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” will have the respective meanings specified in the 1940 Act (as such terms may be interpreted by the SEC or its staff from time to time). In the event the Company gives notice of termination, all reasonable expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider will be borne by the Company to the extent a reasonably detailed invoice of such expenses is provided to the Company. The provisions of Section 10.11 (Confidentiality) shall survive the termination of this Agreement.

SECTION 10. MISCELLANEOUS

10.1 Records. The books and records pertaining to the Company, which are in the possession or under the control of Distributor, will be the property of the Company. Such books and records will be prepared and maintained as required under the 1940 Act and other applicable securities laws, rules and regulations. The Company and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Company, the Distributor will make available copies of such books and records to the Company or its authorized persons, at the Company’s expense.

10.2 Independent Contractor. The Distributor will undertake and discharge its obligations hereunder as an independent contractor. Neither the Distributor nor any of its officers, directors, employees or representatives is or will be an employee of the Company or a Fund in connection with the performance of the Distributor’s duties hereunder. The Distributor will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees. Any obligations of the Distributor hereunder may be performed by one or more third parties or affiliates of the Distributor.

10.3 Notices. Notices shall be provided to each party, as noted below:

To the Distributor:

Legg Mason Investor Services, LLC

100 International Drive

Baltimore, MD 21202

Attn: Chief Compliance Officer

To the Company:

ActiveShares ETF Trust

100 First Stamford Place

Stamford, CT 06902

Attn: Fund Secretary

10.4 Rejection of Orders for Shares. The Company reserves the right to reject any order to purchase Shares.

10.5 Suspension of Sale of Shares. The Company shall have the right to suspend the sale of shares at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of shares of any Fund at any time permitted by the 1940 Act or the rules and regulations thereunder or by the SEC.

10.6 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought.

10.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of Maryland, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act or the rules thereunder, the latter will control.

10.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument. Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

10.9 Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or in the future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

10.10 Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

10.11 Confidential Information. The Company and the Distributor agree that the information exchanged hereunder and information about the respective customers and potential customers of each is confidential and as such shall not be disclosed, sold or used in any way except to carry out the terms of this Agreement. Notwithstanding the foregoing, such confidential information may be disclosed on a “need to know” basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information that is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order. The Distributor shall have the right to use any list of shareholders of a Fund or any other list of investors which it obtains in connection with its provision of services under this Agreement, provided that such use is consistent with applicable law and the privacy policies of the Distributor and the Company. The Distributor further agrees to take commercially reasonable steps, in accordance with applicable law, to safeguard customer information.

10.12 Insurance. Each of the parties hereby represents that it maintains adequate insurance coverage with respect to its responsibilities pursuant to this Agreement.

10.13 Non-Exclusive Services. The services of the Distributor to the Company under this Agreement are not to be deemed exclusive, and the Distributor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

IN WITNESS WHEREOF, the Company and Distributor have each duly executed this Agreement, as of the day and year above first written.

ACTIVESHARES ETF TRUST

By:	/s/ Jane Trust
Name: Jane Trust
Title: President and Chief Executive Officer

LEGG MASON INVESTOR SERVICES, LLC

By:	/s/ Kenneth D. Cieprisz
Name: Kenneth D. Cieprisz
Title: Vice President and Chief Compliance Officer

SCHEDULE A

List of Funds

ClearBridge Focus Value ETF

SCHEDULE B

List of Services

Contract Management

•	Coordinate and execute Authorized Participant Agreements pursuant to Section 5 of this Agreement.

•	Coordinate and execute operational agreements related to the services contemplated by this Agreement (e.g., networking agreements, NSCC redemption agreements, etc.).

•

Coordinate and execute on behalf of the Company shareholder service and similar agreements to the extent permitted by applicable law, and as contemplated by the Company’s distribution and/or shareholder servicing plan, if applicable.

Prospectus Delivery

•	Deliver or cause to be delivered a copy of the Prospectus to Authorized Participants purchasing Shares in Creation Units as required by applicable law.

Sales Literature

•

Prepare or review, provide advice with respect to, and file with the federal and state agencies, FINRA or other organizations as required by federal, state, or other applicable laws and regulations or the rules of any applicable self-regulatory organization, all sales literature (advertisements, brochures and shareholder communications) for each of the Funds.

FINRA Review

•	File marketing materials with FINRA as required and respond to FINRA comments on marketing materials.

Administrative Services

•	Provide certain administrative services for shareholders of the Funds, including, but not limited to:

•	Maintenance of a shareholder call center;

•	Providing a web-servicing platform and Internet website;

•	Assisting with shareholder inquiries and reports (including, to the extent agreed between the Company and the Distributor, access to personnel databases);

•	Maintenance of privacy protection systems and procedures;

•	Providing oversight of anti-money laundering monitoring systems and procedures.

Other Services

•	Forward any complaints concerning the Company received by the Distributor to the Company, assist in resolving such complaints, and maintain a log of such complaints as required by applicable law.

•	Keep and maintain all books and records relating to the services provided by the Distributor in accordance with applicable law.